Exhibit 99.1

Aytu BioScience Announces Positive Interim Results from Natesto® Spermatogenesis Study

Fertility Preserved in Hypogonadal Men Taking Natesto, Based on Semen Analyses Conducted at Three-Month and Six-Month Timepoints

ENGLEWOOD, CO / ACCESSWIRE / November 15, 2018 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs, today announced an update to the positive interim results from the Natesto® Spermatogenesis Study. This study is being conducted at the University of Miami’s Department of Urology, and Dr. Ranjith Ramasamy, MD, the Director of Reproductive Urology, is the study’s principal investigator.

The interim read-out further demonstrates the restoration of hypogonadal patients’ serum testosterone levels while maintaining normal semen parameters for a larger group of study participants than was previously reported on September 17, 2018. Normal semen parameters, including sperm concentration, sperm motility, and total motile sperm count (TMSC), were maintained at both three months and six months in hypogonadal men taking Natesto three times daily. The interim analysis was presented at a meeting held in conjunction with the 19th Annual Fall Scientific Meeting of the Sexual Medicine Society of North America held in Miami, FL November 8-11, 2018.

Testosterone therapy (TTh), as a whole, is known to decrease gonadotropin levels, diminish sperm production and function, and decrease the natural production of endogenous testosterone in men being treated with TTh. Maintenance of fertility and family planning is an important discussion topic for more than 2 million men considering TTh. Therefore, the effect of Natesto possibly minimizing the impact on sperm production would be clinically impactful and novel by providing a safe and effective approach for treating men with hypogonadism.

The Natesto Spermatogenesis Study is a single-center, prospective study evaluating testosterone levels, gonadotropin levels, and semen parameters in 40 hypogonadal men between 18 and 55 years of age, receiving treatment with Natesto testosterone nasal gel over six months. This is the first such study utilizing TTh to evaluate preservation of gonadotropins and fertility while restoring serum testosterone levels.

Interim Analysis Summary:

●	Thirty-nine patients have been enrolled in the study.

o	Fourteen Natesto-treated patients have been evaluated at their three-month treatment timepoint, reflecting one complete sperm cycle.

o	Nine Natesto-treated patients have been evaluated at their six-month treatment timepoint, reflecting two sperm cycles.

●	Zero patients in the study have become azoospermic during the study.

●	Across the cohort of patients treated for three and six months, all three measured semen parameters were maintained.

●	Median values of sperm concentration, sperm motility, and total motile sperm count (TMSC) remained statistically unchanged. Median values for each semen parameter, at each timepoint, are shown in the table below.

Semen Parameter	Baseline	3 Months	6 Months
Sperm concentration (million / mL)	19.0 (16 – 24.5)	19.0 (10.8 – 30.8)	16.25 (3.3 – 29.5)
Sperm motility (% motile)	53.5 (45.5 – 56.5)	58.5 (38 – 59.8)	55.0 (24.1 – 58.6)
Total motile sperm count – TMSC (million)	29.0 (14.5 – 41.0)	31.5 (13.8 – 62.0)	26.0 (2.8 – 51.1)

●	Luteinizing hormone (LH) and follicle stimulating hormone (FSH) remained within their normal respective reference ranges across groups completing both three-month and six-month treatment courses.

●	78.6% of patients taking Natesto achieved serum testosterone > 300 ng/dL at 3 months (n = 14).

o	Mean serum testosterone increased to 612.2 ng/dL (SD: 337.9 ng/dL).

●	88.9% of patients achieved serum testosterone > 300 ng/dL at six months (n = 9).

o	Mean serum testosterone increased further to 647.2 ng/dL (SD: 262.5 ng/dL).

●	Mean baseline serum testosterone was 239.4 ng/dL (SD: 57.2 ng/dL).

●	Testis volume remained statistically unchanged at both three and six months.

Dr. Ranjith Ramasamy, said, “About two million men in the US with low testosterone are young and interested in maintaining their fertility. The current options to increase testosterone and simultaneously maintain sperm production are not FDA-approved and therefore need to be used off-label. The interim results from the trial with Natesto are exciting, and we are optimistic that the final results will be similar to the data reported to date. Increasing testosterone while maintaining fertility with Natesto could be a paradigm shift in the treatment of men with low testosterone.”

Josh Disbrow, Chief Executive Officer of Aytu BioScience commented, “This interim data read-out is highly encouraging as, with a larger number of men now having completed three months and six months of treatment with Natesto, the investigators continue to see maintenance of patients’ semen parameters and gonadotropin levels over a sustained treatment period. Further, with median serum testosterone levels at 90 days increasing to above 600 ng/dL on average, a very high proportion of men have achieved restoration of their testosterone levels. A therapeutic option that combines efficacy with the potential for fertility preservation would stand alone among the existing testosterone therapies. We thank Dr. Ramasamy and his team for their ongoing leadership around these promising developments.”

The Natesto Spermatogenesis Study is expected to be completed in the summer of 2019.

Aytu BioScience is sponsoring this investigator-initiated trial, and complete details on the study can be found at https://clinicaltrials.gov/ct2/show/NCT03203681?term=Natesto&rank=4

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. The company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”). Aytu also has exclusive U.S. and Canadian rights to ZolpiMist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu recently acquired exclusive U.S. commercial rights to Tuzistra® XR, the only FDA-approved 12-hour codeine-based liquid antitussive. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside of the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved, Mexican COFEPRAS approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large, growing markets. For more information visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as ’‘may,’’ ’‘will,’’ ’’should,’’ ’‘forecast,’’ ’‘could,’’ ’‘expect,’’ ’’suggest,’’ ’‘believe,’’ ’‘estimate,’’ ’‘continue,’’ ’‘anticipate,’’ ’‘intend,’’ ’‘plan,’’ or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the completion and final results of the Natesto Spermatogenesis Study, gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaboration. We also refer you to the risks described in ’‘Risk Factors’’ in Part I, Item 1A of the Company’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

SOURCE: Aytu BioScience, Inc.

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